Agreement and Plan of Merger

of

Tengasco, inc.
(a Tennessee corporation)

with and into

Tengasco, Inc.
(a Delaware corporation)

This Agreement and Plan of Merger (the “Agreement”), dated as of April 15, 2011, by and between Tengasco, Inc., a Tennessee corporation (“TGC-Tennessee”), and its wholly-owned subsidiary, Tengasco, Inc., a Delaware corporation (“TGC-Delaware”), is made with respect to the following facts.

RECITALS

Whereas, TGC-Tennessee is a corporation duly organized and existing under the laws of the State of Tennessee with an authorized aggregate capital of 100,000,000 shares of Common Stock $.001 par value and 25,000000 shares of Preferred Stock, $.0001 par value;

Whereas, TGC-Delaware is a corporation duly organized and existing under the laws of the State of Delaware with an authorized aggregate capital of 100,000,000 shares of Common Stock $.001 par value of which 100 shares were duly issued to TGC-Tennessee and are now outstanding and 25,000000 shares of Preferred Stock, $.0001 par value, of which no shares have been issued; and

Whereas, the board of directors for TGC-Tennessee and the sole shareholder of TGC-Delaware have determined that, for purposes of effecting the reincorporation of TGC-Tennessee in the State of Delaware, it is advisable and to the advantage of said two corporations and their stockholders that TGC-Tennessee merge with and into TGC-Delaware so that TGC-Delaware is the surviving corporation on the terms provided herein (the “Merger”).

Now therefore, based upon the foregoing, and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement agree as follows.

ARTICLE I
THE MERGER

1.1         The Merger; Surviving Corporation.  Subject to the terms and conditions set forth in this Agreement, at the Effective Date (as defined in Section 1.5 below), TGC-Tennessee shall be merged with and into TGC-Delaware, subject to and upon the terms and conditions provided in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the applicable provisions of the Tennessee Business Corporation Act (the “TBCA”), and the separate existence of TGC-Tennessee shall cease. TGC-Delaware shall be the surviving entity (the “Surviving Corporation”) and shall continue to be governed by the DGCL.

1.2         Constituent Corporations.  The name, address, jurisdiction of organization and governing law of each of the constituent corporations is as follows:

(a)         TGC-Tennessee:  Tengasco, Inc., a corporation organized under and governed by the laws of the State of Tennessee with an address of 11121 Kingston Pike Suite E, Knoxville, Tennessee 37934; and

 (b)         TGC-Delaware:  Tengasco, Inc., a corporation organized under and governed by the laws of the State of Delaware with an address of 11121 Kingston Pike Suite E, Knoxville, Tennessee 37934.

1.3         Surviving Corporation.  Tengasco, Inc., a corporation organized under the laws of the State of Delaware, shall be the Surviving Corporation of the Merger.

1.4         Address of Principal Office of the Surviving Corporation.  The address of TGC-Delaware, as the Surviving Corporation, shall be 11121 Kingston Pike, Suite E, Knoxville, Tennessee 37934.

1.5         Effective Date.  The Merger shall become effective (the “Effective Date”), on the date upon which the last to occur of the following shall have been completed:

 (a)         This Agreement and the Merger shall each have been adopted and recommended to the stockholders of TGC-Tennessee by the board of directors of TGC-Tennessee and approved by a majority of the voting power of the outstanding stock of TGC-Tennessee entitled to vote thereon, in accordance with the requirements of the TBCA;

 (b)         This Agreement and the Merger shall each have been adopted by the board of directors of TGC-Delaware in accordance with the requirements of the DGCL;

 (c)         An executed Articles of Merger (the “Articles of Merger”) shall have been filed with the Secretary of State for the State of Tennessee; and

 (d)         An executed Certificate of Ownership and Merger (the “Certificate of Merger”) or an executed counterpart to this Agreement meeting the requirements of the DGCL shall have been filed with the Secretary of State of the State of Delaware.

1.6         Effect of the Merger.  The effect of the Merger shall be as provided in this Agreement, the Articles of Merger, the Certificate of Merger and the applicable provisions of the DGCL and the TBCA.  Without limiting the foregoing, from and after the Effective Date, all the property, rights, privileges, powers and franchises of TGC-Tennessee, including without limitation, the title to all real estate and other property, or any interest therein, and any rights privileges, powers and franchises, both public and private, owned by TGC-Tennessee, without reversion or impairment and without further act or deed, shall vest in TGC-Delaware, as the Surviving Corporation, and all debts, liabilities and duties of TGC-Tennessee shall become the debts, liabilities and duties of TGC-Delaware, as the Surviving Corporation.

1.7         Certificate of Incorporation; Bylaws.

 (a)         From and after the Effective Date, the Certificate of Incorporation of TGC-Delaware shall be the Certificate of Incorporation of the Surviving Corporation.

 (b)         From and after the Effective Date, the Bylaws of TGC-Delaware as in effect immediately prior to the Effective Date shall be the Bylaws of the Surviving Corporation.

 1.8         Officers and Directors.  The officers of TGC-Tennessee immediately prior to the Effective Date shall continue as officers of the Surviving Corporation and remain officers until their successors are duly appointed or their prior resignation, removal or death.  The directors of TGC-Tennessee immediately prior to the Effective Date shall continue as directors of the Surviving Corporation and shall remain as directors until their successors are duly elected and qualified or their prior resignation, removal or death.

ARTICLE II
CONVERSION OF SHARES

2.1         Conversion of Common Stock of TGC-Tennessee.  At the Effective Date, by virtue of the Merger, and without any action on part of the holders of any outstanding shares of TGC-Tennessee:

(a)         each share of common stock of TGC-Tennessee, par value of $.001 per share, issued and outstanding immediately prior to the Effective Date shall be converted (without the surrender of stock certificates or any other action) into one (1) fully paid and non-assessable share of common stock, par value $.001, of TGC-Delaware’s common stock, $.001 par value per share (the “Common Stock”); and

(b)         the one hundred shares of TGC-Delaware common stock owned by TGC-Tennessee shall be canceled at the Effective Date.

2.2         TGC-Tennessee Options, Stock Purchase Rights, Convertible Securities.

(a)         From and after the Effective Date, the Surviving Corporation shall assume the obligations of TGC-Tennessee under, and continue the Tengasco Stock Incentive Plan and any other employee benefit plans of TGC-Tennessee. Each outstanding and unexercised option, other right to purchase, or security convertible into or exercisable for, TGC-Tennessee common stock (a “Right”) shall become, an option, right to purchase or a security convertible into the Surviving Corporation’s Common Stock, on the basis of one share of the Surviving Corporation’s Common Stock for each one share of TGC-Tennessee common stock issuable pursuant to any such Right, on the same terms and conditions and at an exercise price equal to the exercise price applicable to any such TGC-Tennessee Right from and after the Effective Date.  This paragraph 2.2(a) shall not apply to currently issued and outstanding TGC-Tennessee common stock. Such common stock is subject to paragraph 2.1 hereof.

 (b)         A number of shares of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise of options and convertible securities equal to the number of shares of TGC-Tennessee common stock so reserved immediately prior to the Effective Date.

 2.3         Certificates.  At and after the Effective Date, all of the outstanding certificates that immediately prior thereto represented shares of common stock, options, warrants or other securities of TGC-Tennessee shall be deemed for all purposes to evidence ownership of and to represent the shares of the respective common stock, options, warrants or other securities of TGC-Delaware, as the case may be, into which the shares of common stock, options, warrants or other securities of TGC-Tennessee represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of common stock, options, warrants or other securities of TGC-Delaware, as the case may be, evidenced by such outstanding certificate, as above provided.

ARTICLE III
TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

3.1         Transfer, Conveyance and Assumption.  At the Effective Date, TGC-Delaware shall continue in existence as the Surviving Corporation, and without further action on the part of TGC-Tennessee or TGC-Delaware, succeed to and possess all the rights, privileges and powers of TGC-Tennessee, and all the assets and property of whatever kind and character of TGC-Tennessee shall vest in TGC-Delaware without further act or deed.  Thereafter, TGC-Delaware, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of TGC-Tennessee, and any claim or judgment against TGC-Tennessee may be enforced against TGC-Delaware as the Surviving Corporation, in accordance with Section 259 of the DGCL.

 3.2         Further Assurances.  If at any time TGC-Delaware shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in it the title to any property or right of TGC- Tennessee, or otherwise to carry out the provisions hereof, officers of TGC-Tennessee as of the Effective Date shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in TGC-Delaware and otherwise to carry out the provisions hereof.

ARTICLE IV
FURTHER ACTIONS

4.1         Additional Documents.  At the request of any party, each party will execute and deliver any additional documents and perform in good faith such acts as reasonably may be required in order to consummate the transactions contemplated by this Agreement.

ARTICLE V
CONDITIONS TO THE MERGER

The obligation of TGC-Delaware and of TGC-Tennessee to consummate the Merger shall be subject to the satisfaction or waiver of the following conditions:

5.1              No Statute, Rule or Regulation Affecting.  At the Effective Date, there shall be no statute, or regulation enacted or issued by the United States or any State, or by a court, which prohibits or challenges the consummation of the Merger.

5.2              Approval of Shareholders. Consummation of the Merger shall be subject to the approval of the shareholders of TGC-Tennessee and TGC-Delaware in accordance with the TBCA and DGCL, respectively.

 5.3         Satisfaction of Conditions.  All other conditions to the Merger set forth herein shall have been satisfied.

ARTICLE VI
TERMINATION; AMENDMENT; WAIVER

6.1         Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, by mutual consent of the Board of Directors of TGC-Delaware and the Board of Directors of TGC-Tennessee.

 6.2         Amendment.  The parties hereto may, by written agreement, amend this Agreement at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, provided that any such amendment must first be approved by the Board of Directors of TGC-Tennessee provided that an amendment made subsequent to the approval of the Merger by the shareholders of either of the parties hereto shall not: (a) change the amount or kind of shares, securities, property or rights to be received in exchange for or conversion of all of any of the shares of the parties hereto, (b) change any term of the certificate of incorporation of TGC-Delaware, or (c) change any terms or conditions of this Agreement if such change would adversely affect the holders of any capital stock of either party hereto.

 6.3         Waiver.  At any time prior to the Effective Date, any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit.

ARTICLE VII
MISCELLANEOUS

7.1         Expenses.  If the Merger becomes effective, all of the expenses incurred in connection with the Merger shall be paid by TGC-Delaware.

7.2         Non-Assignability.  This Agreement shall not be assignable by any of the parties hereto.

7.3         Entire Agreement.  This Agreement contains the parties’ entire understanding and agreement with respect to its subject matter, and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

 7.4         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles.

 7.5         Headings.  The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

 7.6         Gender; Number.  All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context requires.

 7.7         Severability.  The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

In witness whereof, the undersigned have caused this Agreement to be executed by an officer duly authorized to do so, all as of the day and year first above written.

Tengasco, Inc.,
a Tennessee Corporation

By:     s/Jeffrey R. Bailey
                    Jeffrey R. Bailey
                    Chief Executive Officer

Tengasco, Inc.,
a Delaware Corporation

By:  s/Jeffrey R. Bailey
Jeffrey R. Bailey,
Chief Executive Officer